================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Avery Dennison Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

-----------------   -----------------------------------------------------------

                    Avery Dennison Corporation
[LOGO OF AVERY      150 North Orange Grove Boulevard
DENNISON]           Pasadena, California 91103

-----------------
                    -----------------------------------------------------------

Notice of           To the Stockholders:

Annual Meeting      The Annual Meeting of Stockholders of Avery Dennison
of Stockholders     Corporation will be held at 150 North Orange Grove
To be held          Boulevard, Pasadena, California, on Thursday, April 26,
April 26, 2001      2001, at 1:30 P.M. for the following purposes:

                    1. To elect four directors to hold office for a term of
                       three years and until their successors are elected and have qualified; and

                    2. To transact such other business as may properly come
                       before the meeting and any adjournments thereof.

                    In accordance with the Bylaws, the Board of Directors has fixed the close of business on Monday, February 26, 2001, as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.

                    All stockholders are cordially invited to attend the meeting.
                    BY ORDER OF THE BOARD OF DIRECTORS

                    Robert G. van Schoonenberg
                    Secretary

                    Pasadena, California
                    Dated: March 12, 2001

                    -----------------------------------------------------------
                    Whether or not you presently plan to attend the Annual Meeting, in order to ensure your representation please vote by telephone or by using the Internet as instructed
                    on the enclosed proxy card, or complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope (which does not require postage if mailed in the United States). If you attend the meeting and wish to vote in person, your proxy will not be used.
                    -----------------------------------------------------------

                          AVERY DENNISON CORPORATION
                       150 North Orange Grove Boulevard
                          Pasadena, California 91103

                                PROXY STATEMENT

  This proxy statement is furnished to the stockholders on behalf of the Board of Directors of Avery Dennison Corporation, a Delaware corporation (hereinafter called the "Company"), for solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, April 26, 2001 at 1:30 P.M. and at any and all adjournments thereof. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the meeting and wish to vote your shares in person, your proxy will not be used. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Under the Company's Bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal. The Company has retained D. F. King & Co., Inc. to assist in soliciting proxies for this meeting at a fee estimated at $10,000 plus out of pocket expenses. Expenses incident to the preparation and mailing of the notice of meeting, proxy statement and form of proxy are to be paid by the Company. This proxy statement is to be mailed to stockholders on or about March 12, 2001.

  The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting. As of the date of this statement, other than the election of directors, management knows of no other business that will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies. See "GENERAL -- Stockholder Proposals" below.

                     ELECTION OF DIRECTORS (Proxy Item 1)

  The Bylaws of the Company presently provide for twelve directors, divided into three classes. Four directors are to be elected at the 2001 Annual Meeting and will hold office until the Annual Meeting in 2004 and until their successors are elected and have qualified. It is intended that the persons so appointed in the enclosed proxy will, unless authority is withheld, vote for the election of the four nominees proposed by the Board of Directors, all of whom are presently directors of the Company. In voting for the election of directors, each share has one vote for each position to be filled. All of the nominees have consented to being named herein and to serve if elected. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

  The following information, which has been provided by the directors, shows for each of the nominees for election to the Board of Directors and for each director whose term continues, his or her name, age, and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on, the period during which such person has served as a director of the Company and the year in which each continuing director's present term as director expires.

                                 2001 NOMINEES

[PHOTO OF
PHILIP M.
NEAL] Philip M. Neal, age 60. Since May 2000, Mr. Neal has served as Chairman and Chief Executive Officer of Avery Dennison Corporation. From May 1998 through April 2000, Mr. Neal served as President and Chief Executive Officer of Avery Dennison Corporation. From December 1990 through April 1998, Mr. Neal was President and Chief Operating Officer of Avery Dennison Corporation. Prior to December 1990, he served as Executive Vice President, Group Vice President, and Senior Vice President, Finance, respectively. He is also a director of Edwards Lifesciences Corporation. He has been a director of Avery Dennison Corporation since December 1990.

[PHOTO OF
FRANK V.
CAHOUET] Frank V. Cahouet, age 68. In December 1998, Mr. Cahouet retired as
         Chairman, President and Chief Executive Officer of Mellon Financial Corporation, a position that he had held since June 1987. From September 1986 through June 1987, Mr. Cahouet served as President of the Federal National Mortgage Association. He is also a director of Allegheny Technologies, Inc., Korn/Ferry International, Teledyne Technologies, Inc., and Saint-Gobain Corporation. Mr. Cahouet has been a director of Avery Dennison Corporation since February 1983.


[PHOTO OF
PETER W.
MULLIN]
         Peter W. Mullin, age 60. During the past five years, Mr. Mullin has been Chairman and Chief Executive Officer of Mullin Consulting, Inc., an executive compensation, benefit planning and corporate insurance consulting firm, and related entities. He is also a director of Golden State Vintners, Inc., and Mrs. Fields Original Cookies, Inc. He has been a director of Avery Dennison Corporation since January 1988.


[PHOTO OF
JOAN T.
BOK] Joan T. Bok, age 71. Since April 1998, Mrs. Bok has been Chairman Emeritus of the Board of NEES Companies, a public utility holding company and supplier of electricity. From February 1984 through April 1998, Mrs. Bok was Chairman of the Board of NEES Companies, and from July 1988 to February 1989, she served as Chairman, President and Chief Executive Officer. Mrs. Bok has been a director of Avery Dennison Corporation since October 1990. She served as a director of Dennison Manufacturing Company from 1984 to October 1990.



  The Board of Directors recommends a vote FOR the above nominees.

                             CONTINUING DIRECTORS

[PHOTO OF
CHARLES D.
MILLER] Charles D. Miller, age 73. In May 2000, Mr. Miller retired as Chairman of Avery Dennison Corporation, a position he had held since May 1998. From November 1983 through April 1998, Mr. Miller was Chairman and Chief Executive Officer of Avery Dennison Corporation. Prior to 1983, he served as President and Chief Executive Officer. He is Chairman and a director of Nationwide Health Properties, Inc., and also is a director of Edison International, and Korn/Ferry International. He has been a director of Avery Dennison Corporation since January 1975. His present term expires in 2002.


[PHOTO OF
RICHARD M.
FERRY]
         Richard M. Ferry, age 63. Since May 1997, he has been Chairman of Korn/Ferry International, an international executive search firm. From May 1991 through May 1997, Mr. Ferry was Chairman and Chief Executive Officer of Korn/Ferry International. Prior to 1991, he served as President of Korn/Ferry International. He is also a director of Dole Food Company, Korn/Ferry International, Mrs. Fields Original Cookies, Inc., and Pacific Life Insurance Company. He has been a director of Avery Dennison Corporation since December 1985. His present term expires in 2002.


[PHOTO OF
DWIGHT L.
ALLISON] Dwight L. Allison, Jr., age 71. Since October 1986, Mr. Allison has been a private investor. From January 1977 to September 1986, Mr. Allison served in various senior executive positions (including Chairman and Chief Executive Officer, Vice Chairman and President) with The Boston Company, a trust, banking and financial management firm. He has been a director of Avery Dennison Corporation since October 1990. Mr. Allison also served as a director of Dennison Manufacturing Company from 1974 to October 1990. His present term expires in 2002.


[PHOTO OF
KENT
KRESA]
         Kent Kresa, age 62. Since October 1990, Mr. Kresa has been Chairman, President and Chief Executive Officer of Northrop Grumman Corporation, an aeronautical and defense systems manufacturer. From 1987 to September 1990, Mr. Kresa served as President and Chief Operations Officer of Northrop Corporation. He is also a director of Northrop Grumman Corporation. He has been a director of Avery Dennison Corporation since February 1999. His present term expires in 2002.

[PHOTO OF
SIDNEY R.
PETERSEN]
         Sidney R. Petersen, age 70. During the past five years, Mr. Petersen has been a private investor. In 1984, he retired as Chairman and Chief Executive Officer of Getty Oil Company, a position that he had held since 1980. He is also a director of NICOR, Inc., Sypris Solutions, Inc., and UnionBanCal Corp. He has been a director of Avery Dennison Corporation since December 1981. His present term expires in 2003.


[PHOTO OF
JOHN C.
ARGUE] John C. Argue, age 69. Mr. Argue has been Chairman of The Rose Hills Foundation since December 1996. From January 1990 to December 1999, he was Of Counsel to the law firm of Argue Pearson Harbison & Myers. Mr. Argue is also a director of Apex Mortgage Capital, Inc., Nationwide Health Properties, Inc., and TCW/Convertible Securities Fund, Inc., a registered investment company. He is a trustee of the TCW Galileo family of mutual funds. He has been a director of Avery Dennison Corporation since January 1988. His present term expires in 2003.


[PHOTO OF
DAVID E.
PYOTT]
         David E. I. Pyott, age 47. Since January 1, 1998, Mr. Pyott has been President and Chief Executive Officer of Allergan, Inc., a global health care company. Prior to 1998, Mr. Pyott was with Switzerland-based Novartis AG, serving as head of the Novartis Nutrition Division and was a member of the executive committee. He is also a director of Allergan, Inc. and Edwards Lifesciences Corporation. He has been a director of Avery Dennison Corporation since November 1999. His present term expires in 2003.


[PHOTO OF
DEAN A.
SCARBOROUGH]
         Dean A. Scarborough, age 45. Since May 2000, Mr. Scarborough has been President and Chief Operating Officer of Avery Dennison Corporation. From November 1999 through April 2000, Mr. Scarborough served as Group Vice President, Fasson Roll Worldwide. From August 1997 through October 1999, Mr. Scarborough served as Group Vice President, Fasson North America and Europe. From June 1995 through July 1997, Mr. Scarborough served as Vice President and General Manager, Fasson Roll Division--Europe. He has been a director of Avery Dennison Corporation since May 2000. His present term expires in 2003.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows the number of shares of the Company's common stock beneficially owned by each director of the Company and each of the executive officers named in the table on page 9, and the aggregate number of such shares beneficially owned by all directors and executive officers as of December 31, 2000.

                                                     Amount and
                                                     Nature of
                                                     Beneficial        Percent
   Name                                             Ownership(1)       of Class
   ----                                             ------------       --------
   Philip M. Neal..................................    451,491 (3)       (2)
   Charles D. Miller...............................    672,181 (4)       (2)
   Sidney R. Petersen..............................     43,369 (5)(6)    (2)
   Frank V. Cahouet................................     65,827 (5)(7)    (2)
   Richard M. Ferry................................     45,986 (5)(8)    (2)
   John C. Argue...................................     45,050 (5)(9)    (2)
   Peter W. Mullin.................................     49,404 (5)(10)   (2)
   Dwight L. Allison, Jr...........................     69,344 (5)(11)   (2)
   Joan T. Bok.....................................     38,331 (12)      (2)
   Kent Kresa......................................      7,051 (13)      (2)
   David E.I. Pyott................................      4,307 (14)      (2)
   Dean A. Scarborough.............................    116,717 (15)      (2)
   Kim A. Caldwell.................................     67,560 (16)      (2)
   Robert G. van Schoonenberg......................    114,718 (17)      (2)
   Robert M. Calderoni.............................      1,163           (2)
   All Directors and Executive Officers as a Group
    (20 persons, including those named)............  1,864,453 (18)      1.7%

--------
 (1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and/or investment power with respect to such shares.

 (2) Less than 1%.

 (3) Includes 108,170 shares held in trust in which Mr. Neal has sole voting and disposition power. Includes 339,000 shares with respect to which Mr. Neal holds options exercisable within 60 days from December 31, 2000.

 (4) Includes 524,975 shares with respect to which Mr. Miller holds options exercisable within 60 days from December 31, 2000. Also includes 125,548 shares held in the Miller Family Trust, as to which Mr. Miller has sole authority to vote and to dispose of the shares. Also includes 4,195 shares held in The Candyman Trust and 4,195 shares held in the Mandycan Trust, as to which Mr. Miller, as co-trustee, shares the authority to vote and to dispose of the shares. Also includes 5,079 shares held by Mrs. Miller, as to which Mr. Miller disclaims beneficial ownership. Also includes 500 shares held by each of Mr. Miller's two dependent daughters, as to which Mr. Miller disclaims beneficial ownership.

 (5) Includes 29,000 shares with respect to which each of Messrs. Petersen, Cahouet, Ferry, Argue, Mullin and Allison holds options exercisable within 60 days from December 31, 2000.

 (6) Includes 13,994 shares held in the Petersen Family Trust, as to which Mr. Petersen, as co-trustee, shares the authority to vote and to dispose of the shares. Also includes 375 stock units designated for Mr. Petersen under the director deferred equity compensation program ("DDECP"), representing the right to receive Company shares upon retirement from the Board.

 (7) Includes 18,676 shares held in trust with respect to which Mr. Cahouet has sole voting and disposition power. Also includes 16,474 shares held in trust by Mrs. Cahouet, as to which Mr. Cahouet disclaims any beneficial ownership. Also includes 1,169 shares issuable under phantom stock units designated for Mr. Cahouet under the Company's Capital Accumulation Plan ("CAP") trust. Also includes 201 stock units designated for Mr. Cahouet under DDECP.

 (8) Includes 1,209 shares issuable under phantom stock units designated for Mr. Ferry under the CAP trust.

 (9) Includes 3,300 shares held in trust with respect to which Mr. Argue has sole voting power but no disposition power. Also includes 1,650 shares held in trust with respect to which Mr. Argue has the authority to vote and dispose of the shares. Also includes 1,209 shares issuable under phantom stock units designated for Mr. Argue under the CAP trust. Also includes 661 stock units designated for Mr. Argue under DDECP.
(10) Includes 604 shares issuable under phantom stock units designated for Mr. Mullin under the CAP trust.

(11) Includes 38,664 shares held in a trust in which Mr. Allison is the primary beneficiary, but does not hold investment or voting powers. Also includes 1,680 shares held in a trust in which Mrs. Allison is the primary beneficiary and Mr. Allison is a contingent beneficiary without investment or voting powers.

(12) Includes 28,500 shares with respect to which Mrs. Bok holds options exercisable within 60 days from December 31, 2000. Also includes 295 shares issuable under phantom stock units designated for Mrs. Bok under the CAP trust.

(13) Includes 6,000 shares with respect to which Mr. Kresa holds options exercisable within 60 days from December 31, 2000. Also includes 651 stock units designated for Mr. Kresa under DDECP.

(14) Includes 3,500 shares with respect to which Mr. Pyott holds options exercisable within 60 days from December 31, 2000. Also includes 607 stock units designated for Mr. Pyott under DDECP.

(15) Includes 93,889 shares with respect to which Mr. Scarborough holds options exercisable within 60 days from December 31, 2000. Also includes 110 shares held by Mrs. Scarborough, as to which Mr. Scarborough disclaims beneficial ownership, and 2,081 shares issuable under phantom stock units designated for Mr. Scarborough under the CAP trust.

(16) Includes 38,390 shares with respect to which Mr. Caldwell holds options exercisable within 60 days from December 31, 2000. Also includes a total of 100 shares held by Mr. Caldwell's daughter and son, as to which Mr. Caldwell disclaims beneficial ownership.

(17) Includes 90,200 shares with respect to which Mr. van Schoonenberg holds options exercisable within 60 days from December 31, 2000.

(18) Includes 1,328,093 shares with respect to which all executive officers and directors as a group hold options exercisable within 60 days from December 31, 2000.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

  During 2000, there were seven meetings of the full Board of Directors and ten meetings of committees of the Board. All directors of the Company attended at least 75% of the aggregate number of meetings of the Board and meetings of Board committees of which they were members held during the time they served on the Board or Committee.

  Standing committees of the Board of Directors include the following:

  The Audit Committee, which is composed of the following directors: Sidney R. Petersen (Chairman), Dwight L. Allison, Jr., Joan T. Bok, Kent Kresa and David E.I. Pyott, met twice during 2000. The functions of the Audit Committee are to aid the directors in undertaking and fulfilling their responsibilities for financial reporting to the stockholders; to support and encourage efforts to improve the financial controls exercised by management and to ensure their adequacy for purposes of public reporting; and to provide better avenues of communication between the Board of Directors, management and the external and internal auditors.

  The Compensation and Executive Personnel Committee, which is composed of the following directors: John C. Argue (Chairman), Sidney R. Petersen, Frank V. Cahouet and David E.I. Pyott, met three times during 2000. The functions of the Compensation and Executive Personnel Committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation, and stock plans and to review and make recommendations to the Board concerning management's proposed option grants, cash incentive awards and other direct and indirect compensation matters.

  The Ethics and Conflict of Interest Committee, which is composed of the following directors: Joan T. Bok (Chairman), Sidney R. Petersen, Dwight L. Allison, Jr., Kent Kresa and David E.I. Pyott, met twice during 2000. The functions of the Ethics and Conflict of Interest Committee are to survey, monitor and provide counsel on an ongoing basis as to the business relationships, affiliations and financial transactions of directors, officers and key employees, as they may relate to possible conflicts of interest or the Company's Legal and Ethical Conduct Policy; to monitor the Company's compliance program; and to report and make recommendations to the full Board in instances where it is believed that possible violations of Company policy could exist.

  The Finance Committee, which is composed of the following directors: Frank
V. Cahouet (Chairman), Charles D. Miller, Peter W. Mullin, Dwight L. Allison, Jr., Philip M. Neal, Sidney R. Petersen, Joan T. Bok, Richard M. Ferry and Kent Kresa, met once during 2000. The functions of the Finance Committee are to assist the Board in consideration of matters relating to the financial affairs and capital requirements of the Company; to provide an overview of the financial planning and policies of the Company; and to review proposed budgets, bank loans and changes in the financial structure of the Company.

  The Nominating Committee, which is composed of the following directors:
Richard M. Ferry (Chairman), Charles D. Miller, John C. Argue, Peter W. Mullin and Philip M. Neal, met once during 2000. The functions of the Nominating Committee are to review the qualifications of candidates for board membership, to review the status of a director when his or her principal position and/or primary affiliation changes, to recommend to the Board of Directors candidates for election by stockholders at annual meetings, to recommend candidates to fill vacancies in directorships, to recommend to the Board of Directors the removal of a director, if in the Company's best interest, and to make recommendations to the Board of Directors concerning selection, tenure, retirement, and composition of the Board of Directors. Stockholders desiring to make recommendations concerning new directors must submit the candidate's name, together with biographical information and the candidate's written consent to nomination, to: Secretary, Nominating Committee of the Board of Directors, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders wishing to nominate new directors for election at an annual meeting must comply with the requirements described under the heading "GENERAL -- Stockholder Proposals" on p. 23.

  The Strategic Planning Committee, which is composed of the following directors: Philip M. Neal (Chairman), Charles D. Miller, John C. Argue, Peter
W. Mullin, Richard M. Ferry, Dwight L. Allison, Jr., Sidney R. Petersen, Frank
V. Cahouet, Joan T. Bok, Kent Kresa and David E.I. Pyott, met once during 2000. The functions of the Strategic Planning Committee are to review the Company's long-term strategic plan, objectives, programs, and proposed acquisition candidates and divestitures; to review steps being taken to improve shareholder value; and to make recommendations to the Board of Directors on any of these matters.

  The Executive Committee, which is composed of the following directors:
Charles D. Miller (Chairman), Richard M. Ferry, Philip M. Neal, John C. Argue, Frank V. Cahouet, and Peter Mullin, did not meet during 2000. The function of the Executive Committee is to act on an interim basis for the full Board and to report all such actions to the Board for ratification at its next meeting.

  Each director who is not an officer of the Company is paid an annual retainer fee of $32,000 and attendance fees of $1,500 per Board meeting attended, and $1,400 per committee meeting attended as Chairman of the committee or $1,200 per committee meeting attended as a member of the committee. The Chairmen of the Audit and Compensation and Executive Personnel Committees are each also paid an annual retainer fee of $4,000, and the Chairmen of the Finance, Nominating and the Ethics and Conflict of Interest Committees are each paid an annual retainer fee of $3,000. Under the directors variable deferred compensation plan, fees, which are deferred either accrue interest at a fixed rate based on the 120-month rolling average of ten-year U.S. Treasury Notes (plus, if the director ceases to be a director by reason of death, disability or normal retirement, 25% of such rate per annum), or accrue at the actual rate of return (less an administrative fee) of one of five investment funds managed by an insurance company. Benefits payable by the Company under this plan are secured with assets placed in an irrevocable trust. Under the directors deferred equity compensation program, directors fees may be deferred into stock units, which will be paid out in shares of Company stock at retirement. In addition, each non-employee director received a gift of 200 shares of the Company's common stock on April 27, 2000.

  Directors are also eligible to participate in the Retirement Plan for Directors, whereby individuals who serve on the Company's Board of Directors after 1982 and subsequently terminate their service as a director with at least five years' tenure, are entitled to receive an annual benefit from the Company equal to the annual director retainer fee plus 12 times the regular meeting fee, as such fees are in effect on the date of termination, payable to the director (or to the director's surviving spouse of at least one year or other designated beneficiary) for the number of full or partial years the director served on the Company's Board. Following the death of the director's surviving spouse, or if there is no surviving spouse living at the time of the death of the director, any benefits will be paid to one or more secondary beneficiaries designated by the director prior to his or her death until the first to occur of: (i) receipt of the maximum benefit to which the director would have been entitled had he or she survived; (ii) the death of the secondary beneficiaries, if natural persons; or (iii) benefits have been paid under the plan to the director, surviving spouse, and/or the secondary beneficiaries for a combined period of ten years.

  Non-employee directors also participate in the 1988 Stock Option Plan for Non-Employee Directors ("1988 Plan"), pursuant to which options to purchase a total of 20,000 shares (2,000 shares for each non-employee director) of Company common stock were granted in 2000 to the non-employee directors eligible to receive grants under such plan. The option price for each such option granted is 100% of the fair market value of Company common stock on the date of grant. All options granted have a term of ten years, and become exercisable in two cumulative installments of 50% of the number of shares with respect to which the option was initially granted, on each of the first and second anniversaries of the grant date, except that all options owned by a director which are unexercisable on the date the director retires at or after age 72 will become fully exercisable on the date of such retirement. Under the CAP, non-employee directors have the opportunity to defer until retirement the receipt of gain realized on exercise of stock options. The 1988 Plan calls for each non-employee director to receive an option grant with respect to 5,000 shares upon joining the Board of Directors, and automatic annual grants of 2,000 shares thereafter to each continuing non-employee director.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

  The following table and accompanying notes show for the Chairman and Chief Executive Officer and the other four most highly compensated executive officers of the Company for 2000, the compensation paid by the Company to such persons for services in all capacities during 2000 and the preceding two fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                    Long-Term Compensation
                                                               --------------------------------
                                    Annual Compensation               Awards          Payouts
                              -------------------------------- --------------------- ----------
                                                               Restricted Securities
                                                  Other Annual   Stock    Underlying    LTIP     All Other
        Name and               Salary    Bonus    Compensation  Award(s)   Options    Payouts   Compensation
   Principal Position    Year  ($)(1)    ($)(1)      ($)(2)       ($)        (#)       ($)(3)      ($)(4)
   ------------------    ---- -------- ---------- ------------ ---------- ---------- ---------- ------------
Philip M. Neal           2000 $808,350 $1,000,000       --         --       50,000         --     $81,567
 Chairman and Chief      1999  750,025    930,000       --         --       85,000   $1,120,000    48,716
 Executive Officer       1998  658,333    800,000       --         --      150,000      428,000    54,006

Dean A. Scarborough      2000 $457,043 $  430,000   $102,821       --       40,000         --     $22,839
 President and Chief     1999  345,182    314,300       --         --       46,600      450,300    14,425
 Operating Officer       1998  316,667    162,700       --         --       26,000      107,500    16,878

Kim A. Caldwell          2000 $427,339 $  249,500   $ 67,195       --         --           --     $29,312
 Executive Vice
  President,             1999  410,672    374,400     70,381       --       16,600   $  527,500    20,680
 Global Technology and   1998  393,333    265,000     77,792       --       28,000      252,000    23,388
 New Business
  Development

Robert G. van
 Schoonenberg            2000 $376,675 $  337,800       --         --       11,750         --     $33,120
 Executive Vice
  President,             1999  353,340    297,000       --         --       16,600   $  544,000    19,421
 General Counsel and     1998  332,667    310,000       --         --       27,000      240,000    23,137
 Secretary

Robert M. Calderoni(5)   2000 $401,675 $  297,300   $ 73,688       --         --           --     $21,274
 Senior Vice President,
  and                    1999  378,340    317,700     67,824       --       16,600   $  292,000    18,678
 Chief Financial Officer 1998  360,000    260,000       --         --       40,000         --       7,463

--------
(1) Amounts shown include amounts earned but deferred at the election of executive officers under the Company's deferred compensation plans and Employee Savings Plan, a qualified defined contribution plan under Section 401(k) of the Code.

(2) Amounts paid to Mr. Scarborough, Mr. Caldwell and Mr. Calderoni include $63,465, $32,092 and $36,000, respectively, for mortgage differential payments related to relocation expenses.

(3) Amounts for 1999 and 1998 consist of cash payments under the Company's Executive Long-Term Incentive Plan ("LTIP") for the cycles which were completed on December 31, 1998 and December 31, 1996, respectively (for the cycle completed in 1996, half was paid in 1998).

(4) Amounts consist of (i) Company contributions to deferred compensation plans and Company contributions to the Company's Employee Savings Plan, a 401(k) plan ("Savings Plan"); and (ii) interest earned on deferred compensation accounts above 120% of the applicable federal rate ("above market interest"). These amounts for 2000 are $51,850 and $29,717, respectively, for Mr. Neal; $22,839 and $0, respectively, for Mr. Scarborough; $23,752 and $5,560, respectively, for Mr. Caldwell; $19,879 and $13,241, respectively, for Mr. van Schoonenberg and $21,274 and $0, respectively, for Mr. Calderoni.

(5) Mr. Calderoni resigned from the Company at the end of 2000.

Option Grants

  The following table shows information regarding options granted in 2000 to each of the named executive officers under the 1990 Stock Option and Incentive Plan (the "1990 Plan" or "1990 Stock Option Plan") or the 1996 Stock Incentive Plan (the "1996 Plan").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             Individual Grants
                     ------------------------------------------------------------------
                     Number of
                     Securities     % of
                     Underlying Total Options Exercise
                      Options    Granted to    or Base
                      Granted   Employees in    Price   Expiration      Grant Date
     Name            (#)(1)(2)   Fiscal Year  ($/Share)    Date    Present Value ($)(3)
     ----            ---------- ------------- --------- ---------- --------------------
Philip M. Neal         50,000       6.88%     $54.0313  12/7/2010        $849,000
Dean A. Scarborough    20,000       2.75       64.9063  4/27/2010         421,534
                       20,000       2.75       54.0313  12/7/2010         339,600
Kim A. Caldwell          --          --           --         --              --
Robert G. van
 Schoonenberg          11,750       1.62       54.0313  12/7/2010         199,515
Robert M. Calderoni      --          --           --         --              --

--------
(1) Non-qualified stock options were granted at fair market value for a term of ten years under the 1990 or the 1996 Plan. With the exception of Mr. Scarborough's first grant which vests 50% after 3 years and 50% after 6 years, the options vest nine years and nine months from the date of grant, but are eligible for accelerated vesting, beginning three years from the date of grant, if the Company meets a return on total capital test, which measures the Company's return on total capital against that of a specified group of other companies approved by the Compensation and Executive Personnel Committee.

(2) The Compensation and Executive Personnel Committee may accelerate the time at which an option becomes exercisable, and in the event of a "change of control" of the Company (as defined in the option agreement) options become immediately exercisable.

(3) Option grant date values were determined using a Black-Scholes option-pricing model adapted for use in valuing executive stock options. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility is measured as the standard deviation of the Company's stock price over the three years prior to grant (ranges from .3115 to .3521); (ii) dividend yield is measured as the cumulative dividends paid the last twelve months as a percentage of the twelve-month average of the month-end closing prices (for the month in which the dividend was declared) prior to grant of the option (ranges from 1.3467% to 1.650%); (iii) the risk-free rate of return represents the weekly average of the ten-year Treasury bond rates for the 52 weeks immediately preceding the grant date of the options (ranges from 6.06% to 6.11%); (iv) option term represents the period from the date of grant of each option to the expiration of the term of each option (10 years); (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 5% for each full year of vesting restrictions, assuming that exercisability of the options were accelerated to the fifth anniversary of the option grant date as a result of meeting the performance condition described in footnote (1) as of that date (i.e., 25%). In the event that the performance condition described in footnote
    (1) is met later than the fifth anniversary of the grant date, or is not met during the term of the options, the grant date present value of the options would be lower. In the event that such performance condition is not met at all and the options become exercisable nine years and nine months after the options are granted, the grant date present value of the options would be $580,000 for Mr. Neal; $232,000 for the second grant for Mr. Scarborough; and $136,300 for Mr. van Schoonenberg. The Black-Scholes option pricing model calculates a cash equivalent value for an option on the date of grant. The Company's use of such model is not intended to forecast any future appreciation in the price of the Company's stock. In addition, no gain to the optionees is possible without appreciation in the price of the Company's common stock, which will benefit all stockholders. If the market price of the stock does not exceed the exercise price of the options at some time after the options become exercisable or if they terminate unvested or unexercised, the value of the options will ultimately be zero.

Option Exercises and Fiscal Year-End Values

  The following table shows for each of the named executive officers the shares acquired on exercise of options during 2000, the difference between the option exercise price and the market value of the underlying shares on the date of such exercise, and (as to outstanding options at December 31, 2000) the number of unexercised options and the aggregate unrealized appreciation on "in-the-money," unexercised options held at such date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        Number of
                                                       Securities          Value of
                                                       Underlying         Unexercised
                                                       Unexercised       In-the-Money
                                                       Options at         Options at
                                                     Fiscal Year-End    Fiscal Year-End
                                                           (#)              ($)(2)
                                                     --------------- ---------------------
                     Shares Acquired      Value       Exercisable/       Exercisable/
Name                 on Exercise (#) Realized ($)(1)  Unexercisable      Unexercisable
----                 --------------- --------------- --------------- ---------------------
Philip M. Neal           116,400       $6,364,054    339,000/315,000 $10,045,903/1,864,840
Dean A. Scarborough       14,000          733,250     93,889/151,600   2,556,528/  975,374
Kim A. Caldwell          144,860        6,041,271     38,390/ 76,350     696,520/  677,336
Robert G. van
 Schoonenberg               --               --       90,200/ 77,350   2,343,875/  566,242
Robert M. Calderoni       30,000          467,499          0/ 88,100           0/  830,468

--------
(1) Market value of the common stock at the exercise date minus the exercise price of the options exercised. Amounts in this column represent the value realized by the named executive upon the exercise of stock options granted in prior years. All options had exercise prices equal to the market price of the Company's stock on the date the options were granted, and vested on the basis of the executive's continued employment with the Company. Thus, the amount realized upon exercise of the options resulted directly from appreciation in the Company's stock price during the executives' tenure with the Company.

(2) Market value of the common stock at December 31, 2000 minus the exercise price of "in-the-money" options.

Long-Term Incentive Plan Awards

  Under the Long-Term Incentive Plan (the "LTIP"), key executives recommended by the Company's Chief Executive Officer and designated by the Compensation and Executive Personnel Committee of the Board of Directors (the "Committee") are eligible to earn a deferred cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each three-year performance cycle, which cycles generally begin every other year (e.g., 1998 and 2000). A new cycle commenced in 2000 (2000-2002) and future cycles will commence every other year (e.g., 2002 and 2004).

  The following table shows, for each of the named executive officers, the estimated future payouts, if any, under the LTIP for the performance cycle which began in 2000. Threshold amounts are the minimum amounts which could be paid under the LTIP and assume that the minimum level of performance is achieved with respect to only one of the two pre-established performance objectives, (earnings per share and cumulative economic value added) during the performance cycle. If such performance is not achieved, amounts would be zero. In addition, maximum awards would not be paid unless the Company achieved pre-established objectives substantially in excess of these objectives.

          LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

                                                            Estimated Future Payout Under
                                         Performance or   Non-Stock Price Based Plans(3)(4)
                     Number of Shares, Other Period Until ----------------------------------
                      Units or Other     Maturation or                   Target
Name                    Rights (#)         Payout(2)      Threshold ($)   ($)    Maximum ($)
----                 ----------------- ------------------ ------------- -------- -----------
Philip M. Neal               --             3 years         $169,260    $728,000 $1,456,000
Dean A. Scarborough          --             3 years          101,935     440,800    881,600
Kim A. Caldwell              --             3 years           88,245     381,600    763,200
Robert G. van
 Schoonenberg                --             3 years           78,440     339,200    678,400

--------

(1) Each listed executive officer has been designated by the Committee as a participant in the LTIP for the performance cycle which began in 2000 and is eligible to receive a deferred cash incentive award, after the end of that cycle, based on a percentage of the named executive's base salary in effect at the end of the performance cycle. (Mr. Calderoni left the Company at the end of 2000 and is not eligible for an award from the 2000-2002 cycle.) The threshold (minimum), target and maximum awards are 18.6 percent, 80 percent and 160 percent of the executive's base salary, respectively. The amount of the executive's award will depend on the Company's actual performance during the performance cycle versus the pre-established performance objectives. See "Report of Compensation and Executive Personnel Committee on Executive Compensation" for a more detailed description of the LTIP.

(2) The performance cycle began on January 1, 2000 and ends on December 31, 2002.

(3) Estimated future payouts under the LTIP are calculated using projected salaries for the executive officers as of the end of the performance cycle.

(4) Upon a "change of control" (as defined in the LTIP) of the Company, each executive will be entitled to receive a cash payment equal to the named executive's target award based on his or her annual base salary rate in effect at the time of the change of control.

Retirement Plan

  The Company provides retirement benefits for employees under the Retirement Plan for Employees of Avery Dennison Corporation (the "Retirement Plan") and the Benefit Restoration Plan (the "BRP") described below. Benefits under the Retirement Plan are based on compensation and are calculated separately for each year of service using the formula 1.25% times compensation up to the breakpoint (currently $33,060, which is the average of the Social Security wage bases for the preceding 35 years) plus 1.75% times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity Retirement Plan benefit for an employee at normal retirement (age 65). The benefit is not subject to reductions for Social Security payments or other offsets.

  Amounts payable under the Retirement Plan may be reduced in accordance with certain Code provisions which, as applied to plan years beginning on or after December 1, 1994, limited the amount of compensation used to determine annual benefit accruals under the Retirement Plan to the first $160,000 of covered compensation and which limited the annual pension benefit payable under the Retirement Plan to $130,000. The Company established the BRP in 1995 to provide for the payment of supplemental retirement benefits to eligible employees, including each of the individuals listed in the table on page 9, whose Retirement Plan benefits are limited under the foregoing Code provisions. The BRP is an unfunded excess benefit plan, which is administered by the Company. Benefits are payable under the BRP in amounts equal to the amount by which a participant's benefits otherwise payable under the Retirement Plan, with respect to periods from and after December 1, 1994, are reduced under the applicable provisions of the Code.

  Compensation covered by the Retirement Plan includes both salary and bonus amounts, less amounts deferred at the election of employees under the Company's deferred compensation plans and the Company's Employee Savings Plan. However, the BRP covers compensation without deduction of amounts deferred under such plans. Hence the retirement benefits payable to each of the individuals listed in the table on page 9 under the Retirement Plan and the BRP, taken together, will be based (for each year of service from and after December 1, 1994) on the sum of the salary and bonus amounts (including all deferred amounts), earned in each such year. The estimated annual benefits payable to each of these individuals at normal retirement are $335,506 for Mr. Neal, $356,189 for Mr. Scarborough, $267,121 for Mr. Caldwell, and $201,726 for Mr. van Schoonenberg, respectively. These estimated benefits do not include any assumption for annual increases in compensation.

  The Supplemental Executive Retirement Plan (the "SERP"), adopted in 1983, is designed to provide its participants with additional incentives to further the Company's growth and development and as an inducement to remain in its service. Participants designated by the Committee of the Board of Directors are offered benefits under this plan to supplement those to which they may be entitled at the time of their retirement. The Committee has designated Mr. Neal as a participant in this plan. Mr. Neal's benefits will commence upon his retirement at a benefit level which, when added to the benefits to which he will be entitled from the Retirement Plan, the BRP and the SHARE Plan at the time of his retirement, Company contributions to the Employee Savings Plan and Social Security, will equal 62.5% of his final average compensation (average of his annual salary plus annual bonus for the last three years of employment). Assuming benefits commence in 2005, Mr. Neal's estimated annual retirement benefit under the SERP would be $722,820. Survivor and disability benefits are also payable under the SERP under certain circumstances. Benefits payable under the SERP are secured with assets placed in an irrevocable trust. The cost of benefits payable under the SERP will be recovered from the proceeds of life insurance purchased by the Company, if assumptions made as to life expectancy, policy dividends, and other factors are realized.

Other Information

  On April 15, 1997, the Company entered into an agreement with Mr. Neal, which agreement was amended on May 1, 2000 to reflect his promotion to Chairman and Chief Executive Officer, providing that, if his employment is terminated for any reason other than for death, disability, cause or voluntary resignation without good reason (as such terms are defined in the agreement), he (i) will receive a payment equivalent to a pro-rated annual bonus for the year of termination; salary and bonus (based on his highest combined annual base salary plus bonus in any of the three previous years) for three years or until he reaches age 65 (the "severance period"); and additional retirement and supplemental retirement benefits which would have accrued during the severance period; (ii) will continue to participate in welfare benefit plans (such as medical, dental, and life insurance) for three years (but reduced to the extent such benefits are provided by another employer); (iii) will receive three additional years of age and service credit under the Company's deferred compensation plans; (iv) will receive payments under the LTIP for performance cycles which commence during the severance period; and (v) his unvested stock options will be accelerated. Upon any such termination, Mr. Neal will be entitled to purchase the Company automobile, if any, then being provided for his use at its depreciated book value, and to have assigned to him at no cost (although Mr. Neal must reimburse the Company for the cash value of the policy, if any) and with no apportionment of prepaid premiums, any assignable insurance policy then owned by the Company specifically relating to him. If such termination occurs after a change of control, the Company will pay for outplacement services not to exceed $50,000. Amounts to which Mr. Neal would be entitled under the agreement are reduced to the extent of any compensation which he earns from any new employment or services performed during the severance period. Mr. Neal will be reimbursed for any excise taxes that are imposed under Section 4999 of the Code.

  On April 15, 1997, the Company entered into an agreement with Mr. Caldwell. On August 1, 1997, the Company entered into an agreement with Mr. Scarborough, which was amended on May 1, 2000 to reflect his promotion to President and Chief Operating Officer. These agreements are substantially the same as Mr. Neal's described above, except (i) the severance period following termination is one year before a change of control and three years after a change of control; (ii) coverage under welfare benefit plans and additional age and service credit under the Company's deferred compensation plans following termination is one year before a change of control and three years (or the minimum age and service credit required for early retirement benefits and the retirement interest rate) after a change of control; and (iii) there are no comparable provisions relating to payments under the LTIP or assumption of insurance policies. On March 16, 1996, the Company entered into an agreement with Mr. van Schoonenberg providing that, if his employment with the Company is terminated for any reason other than for death, disability, cause, or voluntary resignation without good reason (as such terms are defined in the agreement), he will receive a payment equivalent to two years salary and bonus, continue to participate in benefit and incentive plans for a two-year period, his unvested options will be accelerated, and he will receive the minimum age and service credit required for early retirement eligibility and other purposes; in the event of such termination within two years of a change of control, he will receive a payment equal to three times salary and bonus, payment for LTIP and reimbursement for excise taxes.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain Insiders that no other reports were required for such Insiders, the Company believes that, during the 2000 fiscal year, Insiders complied with the Section 16(a) filing requirements applicable to Insiders.

           REPORT OF COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Committee has furnished the following report on executive compensation.

Overall Policy

  The Company's executive compensation program is designed to be closely linked to Company performance and returns to stockholders. To this end, the Company developed several years ago overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholders' interests through equity based plans and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

  Each year the Committee, which is comprised exclusively of non-employee directors, conducts a review of the Company's executive compensation program. This review includes an assessment of the effectiveness of the Company's compensation program and a comparison of the Company's executive compensation and performance to comparable public corporations, including companies within the Peer Group described under "Stockholder Return Performance." The Company retains from time to time the services of executive compensation consultants to provide to the Company and the Committee comparative data, benefit design advice and analysis of the cost of incentives provided.

  The Committee determines the compensation of the Company's 10 executive officers, including the individuals whose compensation is detailed in this proxy statement, and sets policies for and reviews the compensation awarded to another approximately 66 highly compensated executives. This is designed to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the 9 executive officers (other than Mr. Neal), the Committee takes into account the detailed performance reviews and recommendations of Mr. Neal.

  The key elements of the Company's executive compensation program consist of base salary, annual bonus, stock options, and, for certain executives, participation in the LTIP. The Committee's policies with respect to each of these elements, including the basis for the compensation paid and awarded to Mr. Neal, Chairman and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

  Under the 1993 Omnibus Budget Reconciliation Act ("OBRA") and Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year, except for compensation payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals were achieved before payments can be made. The Committee has designed certain of the Company's compensation programs to conform with the Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by the Section 162(m) should not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based." However, the Company may pay compensation, which is not deductible in certain circumstances, when sound management of the Company so requires.

Base Salaries

  Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position to be held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. The Company participates each year in two nationwide salary surveys of between approximately 350 and 400 large public companies performed by nationally recognized compensation consulting firms. The Committee uses the data compiled from these surveys to assist it in establishing base salaries. In general, base salaries and total compensation for executives are targeted to a range that is within the third quartile (the fourth quartile being the highest) of the compensation paid by such other companies. Mr. Neal's base salary is also targeted in this range, and his total compensation is targeted to a range within the fourth quartile. In addition, in establishing salary levels within that range, the Committee considers the competitiveness of the executive's entire compensation package. For 2000, his salary level was within or below this range, based on competitive salary data compiled in 1999 and updated for use in 2000.

  Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, reviewing base salaries for comparable positions at other companies contained in the salary surveys described above, and, for selected senior executives, including Mr. Neal, comparing the total compensation packages of the executive, including base salary, with those of the companies in the Peer Group described under "Stockholder Return Performance." In addition, the Committee takes into account any new responsibilities. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered. The Committee, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality, customer service, working capital management, employee safety, relations with employees and leadership development.

  With respect to the base salary granted to Mr. Neal in 2000, the Committee took into account a comparison of base salaries of chief executive officers of the other companies contained in the salary surveys described above; the total compensation packages of the executives, including base salary, of the companies in the Peer Group described under "Stockholder Return Performance," the Company's success in exceeding several financial goals in 1999, including return on total capital ("ROTC") and earnings per share ("EPS"); the performance of the Company's common stock against the Peer Group; and the assessment by the Committee of Mr. Neal's performance, including his individual leadership with respect to the development of long-term business strategies for the Company to improve its economic value, leadership development, succession planning and management continuity. The Committee also took into account Mr. Neal's considerable experience in both operating and corporate positions, which has enabled him to make significant contributions to the Company. Mr. Neal was granted a base salary of $825,000 in 2000 (effective May 2000), which was an increase of 6.5% over his $775,000 base salary for 1999.

Annual Bonus

  The Company's executive officers, other than Mr. Neal, are eligible for an annual cash bonus under the Company's Executive Leadership Compensation Plan (the "Executive Bonus Plan"). Under the Executive Bonus Plan, individual and corporate performance objectives are established at the beginning of each year. Eligible executives are assigned threshold, target and maximum bonus levels. The Company performance measure for bonus payments is based on several financial goals, including, in 2000: ROTC and EPS. In 2000, the Company exceeded each of its targeted financial goals, each of which is given approximately equal weight for the senior executive officers. For other executive officers with responsibility for a particular group, each of which consists of several business units, the performance measure is based on the group's net income, economic value added and sales. The sales performance measure is weighted more heavily than the group's net income and economic value added for determining bonuses. The Committee weighs these financial goals very heavily. The Committee also considers the individual non-financial performance measures described above under "Base Salaries" in determining bonuses under the Executive Bonus Plan, but to a much lesser extent than the financial goals described above.

  Mr. Neal is eligible for an annual cash bonus under the Company's Senior Executive Leadership Compensation Plan (the "Senior Executive Bonus Plan") which, along with the Executive Bonus Plan was approved by stockholders in 1999 as part of the Company's policy to design certain of the Company's compensation programs to conform with Section 162(m) of the Code and related regulations. Payments under the Senior Executive Bonus Plan are based solely on the achievement of one or more of the following pre-established objective performance goals: ROTC, EPS, return on sales ("ROS"), economic value added ("EVA"), return on equity ("ROE"), net income, cash flow, sales and total shareholder return (defined as cumulative shareholder return, including the reinvestment of dividends, on the Company's common stock), subject to the Committee's discretion to decrease awards which would otherwise be payable under the Senior Executive Bonus Plan. In addition, no bonuses are payable to the chief executive officer, chief operating officer or chief financial officer (who is currently a participant in the Executive Bonus Plan) unless the Company's pre-tax return on stockholders' equity exceeds a minimum threshold and, in such event, the total of such executives' bonuses may not exceed a specified percentage of the Company's pre-tax return on stockholders' equity in excess of that minimum threshold. In 2000, the Company substantially exceeded each of its targeted performance goals (ROTC and EPS) under the Senior Executive Bonus Plan. Based on this performance, Mr. Neal was awarded a cash bonus of $1,000,000, which is 7.5% more than the bonus paid for 1999.

Stock Options

  Under the 1990 Plan and 1996 Plan, stock options are granted to the Company's executive officers. The size of stock option awards is determined by the Committee using as a guideline a formula, which takes into account competitive compensation data. The formula does not take into account the amount of stock options previously awarded to the executive officers, although the Committee may do so. In the event of poor Company or individual performance, the Committee may elect not to award options or to grant options on fewer shares.

  Stock options are designed to align the interests of executives with those of the stockholders. The Committee believes that significant equity interests in the Company held by the Company's management align the interests of stockholders and management. The Company has adopted a stock ownership philosophy for officers and directors, which encourages each officer and director to achieve and maintain certain specified levels of stock ownership during his or her tenure with the Company.

  Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant and with a ten-year term. Except for special grants, which vest 25% per year, and for Mr. Scarborough's first grant of 20,000 options in 2000, which vest 50% after 3 years and 50% after 6 years, options for the executive officers (including the individuals whose compensation is detailed in this proxy statement) vest nine years and nine months from the date of grant, subject to accelerated vesting beginning three years from the date of grant if the Company meets a return on total capital, which measures Company's return on total capital against that of a specified group of other companies approved by the Compensation and Executive Personnel Committee. Options for executives who do not participate in the LTIP vest 25% per year over four years. This approach is designed to promote the creation of stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

  In 2000, Mr. Neal received options to purchase 50,000 shares with an exercise price of $54.0313 per share. As of December 31, 2000, Mr. Neal held in trust 108,170 shares of the Company's common stock and, with the 2000 grant, holds options to purchase an additional 654,000 shares, of which options to purchase 339,000 shares were exercisable at December 31, 2000.

LTIP

  Under the LTIP, key executives recommended by the Company's Chief Executive Officer and designated by the Committee are eligible to earn a deferred cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each multi-year performance cycle, which cycles generally begin every other year (e.g., 1998 and 2000).

  During 2000, the Committee designated each of the executive officers whose compensation is detailed in this proxy statement, and certain other executives, as participants in the LTIP for the performance cycle, which began in 2000.

  Each of the most senior group of executives who is designated as a participant in the LTIP (including Mr. Neal and the other executives whose compensation is detailed in this proxy statement) ("Senior Executives") will be eligible to receive (after the end of the performance cycle (2002)) a deferred cash incentive award of a percentage of the participant's base salary in effect at the end of the cycle. The threshold (i.e., minimum), target and maximum awards are 18.6 percent, 80 percent and 160 percent of the executive's base salary, respectively. The award is based on the Company's achievement of certain pre-established EPS and cumulative economic value added objectives, each of which is given equal weight. The threshold award of 18.6 percent of base salary will be earned if the Company meets at least 80 percent of the EPS or cumulative EVA objective. The target award of 80 percent of base salary will be earned if the Company achieves 100 percent of each of the EPS and cumulative economic value added objectives. The maximum award will be earned only if the Company achieves pre-established objectives substantially in excess of these objectives.

  Participants other than Senior Executives ("Other Participants") are divided into categories under the LTIP based on their positions with the Company. Target and threshold awards are based on the Company's achievement of certain pre-established EPS and cumulative economic value added objectives (each of which is given equal weight) or, for executives who are responsible for a business unit, the unit's achievement of pre-established sales, net income and cumulative business unit economic value added objectives (each of which is given equal weight). Threshold awards for Other Participants, ranging from 7 percent to 14 percent of base salary (depending on the category) will be earned if at least 80 percent of one of the applicable objectives is met. Target awards ranging from 30 percent to 60 percent of base salary will be earned if 100 percent of all objectives are achieved. Maximum awards ranging from 60 percent to 120 percent of base salary, depending on the category, will be earned only if the Company achieves pre-established objectives substantially in excess of these objectives and, for executives who are responsible for a business unit, such business unit reaches certain levels of achievement of its sales, net income and cumulative business unit economic value added objectives. In addition, for Other Participants, the Committee may, in its discretion, provide for deferred cash incentive awards in excess of the awards which would be made based on the formulas contained in the LTIP.

Conclusion

  Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and Company performance and stock price appreciation. In 2000, approximately 50% of the Company's executive compensation (over 65% for the individuals listed in the table on page 9) consisted of these performance-based variable elements. For Mr. Neal, approximately 69% of his 2000 compensation consisted of performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

February 22, 2001
                                                        John C. Argue, Chairman
                                                               Frank V. Cahouet
                                                             Sidney R. Petersen
                                                               David E.I. Pyott

                        STOCKHOLDER RETURN PERFORMANCE

  The graph on the next page compares the Company's cumulative stockholder return on its common stock, including the reinvestment of dividends, with the return on the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the average return, weighted by market capitalization, of a peer group of companies (the "Peer Group"). In addition, the Company has included the median return of the Peer Group in the graph because, under the Company's LTIP, Company performance is measured against the performance of other companies using a percentile approach in which each company is given equal weight regardless of its size.

  The Peer Group is comprised of Air Products & Chemicals Inc., Armstrong Industries Inc., ArvinMeritor, Inc., Baker-Hughes, Incorporated, Bemis Company, Incorporated, Black & Decker Corporation, Boise Cascade Corporation, Cabot Corporation, Crane Company, Dana Corporation, Danaher Corporation, Dover Corporation, Eaton Corporation, Ecolab Incorporated, Engelhard Corporation, Ethyl Corporation, Federal-Mogul Corporation, Ferro Corporation, H. B. Fuller Company, The B. F. Goodrich Company, W. R. Grace & Company, Great Lakes Chemical Corporation, Harris Corporation, Harsco Corporation, Hercules Incorporated, Illinois Tool Works Incorporated, Ingersoll-Rand Company, MASCO Corporation, The Mead Corporation, Moore Corporation Limited, NACCO Industries, National Service Industries, Incorporated, Newell Rubbermaid Incorporated, Olin Corporation, P.P.G. Industries Incorporated, Parker-Hannifin Corporation, Pentair Incorporated, Pitney Bowes Incorporated, PolyOne Corporation, Sequa Corporation, The Sherwin-Williams Company, Snap-On Tools Corporation, Sonoco Products Company, Stanley Works, Tecumseh Products Company, Thermo Electron Corporation, Thomas & Betts Corporation, Timken Company, Union Carbide Corporation, and Westvaco Corporation.

  During 2000, four companies were removed from the Peer Group for all periods due to merger/acquisition activity. These companies include Arvin Industries Incorporated, which merged into ArvinMeritor Inc., Mark IV Industries Incorporated, which was acquired by a private European company, M.A. Hanna Company, which merged with Geon to form PolyOne Corporation, and Nalco Chemical Company, which was acquired by Suez Lyonnoise des Eaux. ArvinMeritor Inc, Dover Corporation, PolyOne Corporation and Thermo Electron Corporation have been included for all periods.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
               OF AVERY DENNISON, S&P 500 INDEX AND PEER GROUP,
                        WEIGHTED AVERAGE(2) AND MEDIAN
                            as of December 31, 2000

 Chart of Avery Dennison, S&P 500 Index & Peer Group, Weighted Average(2) and
                                   Meridian

                       [Performance Graph Appears Here]


                                12/95 12/96 12/97 12/98 12/99 12/00
 ------------------------------------------------------------------
   Avery Dennison               $100  $144  $186  $190  $313  $240
 ------------------------------------------------------------------
   S&P 500 Index                $100  $123  $164  $211  $255  $232
 ------------------------------------------------------------------
   Peer Group (Wt. Average)(2)  $100  $120  $162  $175  $172  $174
 ------------------------------------------------------------------
   Peer Group (Median)          $100  $120  $155  $139  $127  $119

--------
(1) Assumes $100 invested on December 31, 1995, and the reinvestment of dividends; chart reflects performance on a calendar year basis.

(2) Weighted average is weighted by market capitalization.

  Stock price performance of the Company reflected in the above graph is not necessarily indicative of future price performance.

                             CERTAIN TRANSACTIONS

  Peter W. Mullin is the chairman and chief executive officer and a director of MC Insurance Services, Inc. ("MC"), Mullin Insurance Services, Inc. ("MINC") and PWM Insurance Services, Inc. ("PWM"), executive compensation and benefit consultants and insurance agents. Mr. Mullin is also the largest stockholder of MC and the majority stockholder of MINC and PWM. During 2000, the Company paid insurance companies premiums for life insurance placed by MC, MINC and PWM in 2000 and prior years in connection with various Company employee benefit plans. In 2000, MC, MINC and PWM earned commissions from such insurance companies in an aggregate amount of approximately $1,594,000 for the placement and renewal of this insurance, in which Mr. Mullin had direct and indirect interests of approximately $958,000. In addition, in 2000 PWM had a minority interest in SCA Consulting, L.L.C. ("SCA"). During 2000, the Company paid SCA a total of $273,400 for consulting assignments from which Mr. Mullin will receive an indirect benefit of approximately $3,400.

                                 VOTING SHARES

  Stockholders of record, at the close of business on February 26, 2001, are entitled to notice of, and to vote at, the Annual Meeting. There were 110,245,091 shares of common stock of the Company outstanding on February 26, 2001.

Principal Stockholders

  Whenever in this proxy statement information is presented as to "beneficial ownership," please note that such ownership indicates only that the person shown, directly or indirectly, has or shares with others the power to vote (or to direct the voting of) or the power to dispose of (or to direct the disposition of) such shares; such person may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that any such person is, for the purpose of Section 13 or 16 of the 1934 Act, the "beneficial owner" of the shares shown herein.

  To the knowledge of the Company, the following were the only persons who, as of December 31, 2000, owned beneficially 5% or more of the outstanding common stock of the Company.

Name and Address                        Number of Shares  Percent
of Beneficial Owner                    Beneficially Owned of Class
-------------------                    ------------------ --------
Avery Dennison Corporation
Employee Stock Benefit Trust ("ESBT")      12,758,017(1)    11.6%
 Wachovia Bank, N.A., Trustee
 301 North Church Street
 Winston-Salem, NC 27101

--------
(1)The ESBT and Wachovia Bank, N.A., as Trustee, disclaim beneficial ownership of these shares.

  The Company's Employee Savings Plan, SHARE Plan and Retirement Plan (the "Plans") together owned a total of 8,834,287 shares of Company common stock on December 31, 2000, or 8.0% of the common stock then outstanding. Although the Company is the Administrator of the Plans, each plan was established and is administered to achieve the different purposes for which it was created for the exclusive benefit of its participants, and employees participating in the Plans are entitled to vote all shares allocated to their accounts. Accordingly, such plans do not constitute a "group" within the meaning of
Section 13(d) of the 1934 Act.

                             INDEPENDENT AUDITORS

  The Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent auditors for the fiscal year 2001. Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire. They will also be available to respond to appropriate questions.

  Fees billed to the Company by PwC for fiscal year 2000 were as follows:

  Audit Fees. The aggregate fees billed by PwC for professional services rendered for the audit of the Company's financial statements for fiscal year 2000 were $3.0 million.

  Financial Information Systems Design and Implementation Fees. The aggregate fees billed by PwC for professional services rendered for design and implementation of financial, payroll and human resources information systems for fiscal year 2000 were $12.6 million. This project was awarded to PwC on the basis of a competitive bidding process. Services for this limited-term project included systems and process design, as well as the establishment of centralized shared service operations in Europe and North America. These new systems are designed to consolidate earlier information systems and greatly improve system efficiency and information sharing.

  All Other Fees. The aggregate fees billed by PwC for professional services, other than the services described above for fiscal year 2000, were $3.6 million and included services related to technical accounting, income tax, internal controls, and mergers and acquisitions.

                            AUDIT COMMITTEE REPORT

  The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

  The Audit Committee of the Company's Board of Directors (the "Audit Committee") is composed of five independent directors set forth below, each of whom meets the independence standards of the New York Stock Exchange. The Audit Committee has a written charter adopted by the Board of Directors (see Exhibit A).

  Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue an opinion thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and the representations made by management and the independent auditors.

  Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements for the year ended December 30, 2000 with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Company's independent auditors have also provided to the Audit Committee the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed independence matters with the independent auditors and management, and, based on its discussion and review, the Audit Committee is satisfied that the provision of non-audit services, described above, is compatible with maintaining PwC's independence.

  Based on the Audit Committee's discussions with management and the independent auditors and on the Audit Committee's review of the representations of management and the report of the independent auditors, the Audit Committee has recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 30, 2000, filed with the Securities and Exchange Commission.

                                                  Sidney R. Petersen (Chairman)
                                                         Dwight L. Allison, Jr.
                                                                    Joan T. Bok
                                                                     Kent Kresa
                                                               David E.I. Pyott

                                    GENERAL

Stockholder Proposals

  Stockholder proposals for presentation, at the annual meeting scheduled to be held on April 25, 2002, must be received at the Company's principal executive offices on or before November 10, 2001. The Company's Bylaws provide that stockholders desiring to nominate persons for election to the Board of Directors or to bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 60 to 90 days prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, 60 to 90 days prior to such annual meeting or within 10 days after the public announcement of the date of such meeting is first made by the Company; or, if the number of directors to be elected to the Board of Directors is increased and the Company does not make a public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, within 10 days after such public announcement is first made by the Company (with respect to nominees for any newly created positions only)). Such notice must include (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act and Rule 14a-11 thereunder, (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) the name and record address, and class and number of shares owned beneficially and of record, of such stockholder and any such beneficial owner.

Annual Report

  The Company's 2000 Annual Report to Stockholders has recently been mailed to all stockholders of record.

  ALL STOCKHOLDERS ARE URGED TO VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, OR TO COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY SOLICITATION/VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          Robert G. van Schoonenberg
                                                Secretary

Dated: March 12, 2001

                                                                      EXHIBIT A

                          AVERY DENNISON CORPORATION
                            AUDIT COMMITTEE CHARTER

  The Audit Committee is appointed by the Board to assist the Board in monitoring (i) the reasonableness of the financial statements of the Company,
(ii) the compliance by the Company with regulatory requirements applicable to the financial statements, and (iii) the independence and performance of the Company's independent auditors.

  The members of the Audit Committee shall consist of no fewer than three members, and shall meet the independence and experience requirements of the New York Stock Exchange.

  The following functions shall be common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

  The Audit Committee shall:

  1. Make periodic reports to the Board.
  2. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
  3. Review with management and the independent auditors the annual audited financial statements to be included in the Company's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (SEC) (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K), including accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.
  4. Review with management significant judgments made in connection with the preparation of the Company's financial statements.
  5. Review with management and the independent auditor, as a Committee or through Committee Chairman, the Company's quarterly financial statements prior to the release of quarterly financial results.
  6. Recommend to the Board the appointment of the independent auditor, which firm is accountable to the Audit Committee and the Board.
  7. Review the range of costs of audit and non-audit services performed by the independent auditor. Approve the fees to be paid to the independent auditor for audit services.
  8. Receive annual reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.
  9. With the Board, evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.
  10. Discuss with the independent auditor the matters required to be discussed by the Statement on Auditing Standards (SAS) No. 61 (as amended by SAS No. 90) issued by the Auditing Standards Board, relating to the conduct of the audit.
  11. Approve the Audit Committee report required by the rules of the SEC to be included in the Company's annual proxy statement.
  12. Meet at least annually with the Company's senior internal auditing executive and the independent auditor in separate executive sessions.

  Although the Audit Committee has oversight responsibility and the authority set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management.


                                                 PROXY SOLICITATION/                          Avery Dennison Corporation
[LOGO OF AVERY DENNISON]                       VOTING INSTRUCTION CARD                     150 North Orange Grove Boulevard
                                           ANNUAL MEETING - APRIL 26, 2001                    Pasadena, California  91103
                                                PASADENA, CALIFORNIA

     The undersigned hereby appoints John C. Argue, Charles D. Miller and Sidney
R. Petersen, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 2001 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned including those held under the Company's DirectSERVICE(TM) Investment and Stock Purchase Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company's Savings Plan and SHARE Plan.


1.  Election of Directors

     Nominees:   (01) Philip M. Neal, (02) Frank V. Cahouet, (03) Peter W.
                 Mullin and (04) Joan T. Bok


    IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION
                            OF THE DIRECTOR NOMINEES

                                                                          (OVER)

                   (continued and to be signed on other side)

                          PLEASE FOLD AND DETACH HERE









                                     NOTICE

If you plan to attend the Annual Meeting of Stockholders, please so indicate by marking the appropriate box on this card. Space limitations make it necessary to limit attendance to stockholders. Registration for the Annual Meeting will begin at 12:30 p.m. on April 26, 2001.

    Please mark your
[X] votes as indicated in
    this example


A vote FOR ALL nominees is recommended by the Board of Directors.

                      FOR ALL          WITHHELD FROM ALL
1.  Election of
    Directors          [ ]                    [ ]
    (page 1)

FOR ALL EXCEPT the following nominee(s):

________________________________________


                                    PLEASE DO NOT FOLD OR
                                    PERFORATE THIS CARD

                                    IMPORTANT--PLEASE MARK, SIGN, DATE AND
                                    RETURN THIS CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE. THANK YOU.

                                          Send admission ticket for meeting [ ]



 Signature of Stockholder(s)/Plan Participant(s)________________Date _____, 2001
   NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

                          PLEASE FOLD AND DETACH HERE



Dear Stockholder/Plan Participant:

You may vote the shares held in this account in any one of the following three
                                                    ---
ways:

    . Vote by mail. Complete, sign, date and mail your proxy card (above) in the enclosed postage-paid envelope.

    . Vote by phone. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week from the U.S. and Canada.

    .  Vote by Internet. Access the Web site at http://www.eproxyvote.com/avy 24
                                                -----------------------------
       hours a day, 7 days a week.

If you vote by phone or via the Internet, please have your social security number and proxy card available. The sequence of numbers appearing in the box above, just below the perforation, and your social security number are necessary to verify your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned this proxy card.

U.S. Trust Company, N.A., as Trustee of the Avery Dennison Corporation Savings Plan and SHARE Plan, will vote shares of Company Stock that have not been allocated to the account of any participant in proportion to the manner in which allocated shares of Company Stock are voted by participants who timely furnish voting instructions. The card should be returned no later than April 19, 2001.

If you vote by phone or vote using the Internet, please do not mail back your proxy card.

                 YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.


[LOGO OF AVERY DENNISON]       CONFIDENTIAL VOTING INSTRUCTIONS          Avery Dennison Corporation
                                                                           150 North Orange Grove
                                                                                  Boulevard
                                                                         Pasadena, California  91103

TO: FIRST CHICAGO TRUST COMPANY, A DIVISION OF EQUISERVE, AS TABULATING AGENT FOR THE TRUSTEE OF THE AVERY DENNISON CORPORATION EMPLOYEE STOCK BENEFIT TRUST

     VOTING INSTRUCTIONS SOLICITED BY THE TRUSTEE ON BEHALF OF THE BOARD OF DIRECTORS OF AVERY DENNISON CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 26, 2001.

     The undersigned hereby authorizes Wachovia Bank, N.A., as Trustee, to act and vote at the 2001 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in its discretion, upon any other matters which may properly come before the meeting.

1.  Election of Directors

     Nominees:   (01) Philip M. Neal, (02) Frank V. Cahouet, (03) Peter W.
                 Mullin and (04) Joan T. Bok



    IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION
                            OF THE DIRECTOR NOMINEES


                                                                          (OVER)

                   (continued and to be signed on other side)

                          PLEASE FOLD AND DETACH HERE

    Please mark your
[X] votes as indicated in
    this example

A vote FOR ALL nominees is recommended by the Board of Directors.

                      FOR ALL          WITHHELD FROM ALL
1.  Election of
    Directors          [ ]                    [ ]
    (page 1)

FOR ALL EXCEPT the following nominee(s):

________________________________________



                                    PLEASE DO NOT FOLD OR
                                    PERFORATE THIS CARD

                                    IMPORTANT--PLEASE MARK, SIGN, DATE AND
                                    RETURN THIS CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE. THANK YOU.



Signature of Optionee __________________________  Date __________________ ,2001
   NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

                          PLEASE FOLD AND DETACH HERE



Dear Avery Dennison Optionee:

Under the terms of the Avery Dennison Corporation Employee Stock Benefit Trust, you are entitled, as an employee and a holder of vested stock options from Avery Dennison, to instruct the Trustee how to vote shares held by the Trust.

You may vote the shares held in this account in any one of the following three ways:

    . Vote by mail. Complete, sign, date and mail your proxy card (above) in the enclosed postage-paid envelope.

    . Vote by phone. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week from the U.S. and Canada.

    .  Vote by Internet. Access the Web site at http://www.eproxyvote.com/avy1
                                                ------------------------------
       24 hours a day, 7 days a week.

If you vote by phone or via the Internet, please have your social security number and proxy card available. The sequence of numbers appearing in the box above, just below the perforation, and your social security number are necessary to verify your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned this proxy card.


If you vote by phone or vote using the Internet, please do not mail back your proxy card.

                 YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.


                                                    PROXY
[LOGO OF AVERY DENNISON]A              SOLICITED BY BOARD OF DIRECTORS                 Avery Dennison Corporation
                                       ANNUAL MEETING - APRIL 26, 2001              150 North Orange Grove Boulevard
                                             PASADENA, CALIFORNIA                      Pasadena, California  91103

     The undersigned hereby appoints John C. Argue, Charles D. Miller and Sidney
R. Petersen, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 2001 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

1.  Election of Directors

     Nominees:   (01) Philip M. Neal, (02) Frank V. Cahouet, (03) Peter W.
                 Mullin and (04) Joan T. Bok


    IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION
                            OF THE DIRECTOR NOMINEES


                                                                          (OVER)

                   (continued and to be signed on other side)

                          PLEASE FOLD AND DETACH HERE

    Please mark your
[X] votes as indicated in
    this example


A vote FOR ALL nominees is recommended by the Board of Directors.

                      FOR ALL          WITHHELD FROM ALL
1.  Election of
    Directors          [ ]                    [ ]
    (page 1)

FOR ALL EXCEPT the following nominee(s):

________________________________________


                                    PLEASE DO NOT FOLD OR
                                    PERFORATE THIS CARD

                                    IMPORTANT--PLEASE MARK, SIGN, DATE AND
                                    RETURN THIS CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE. THANK YOU.

                                         Space limitations for the Annual
                                         Meeting make it necessary to limit
                                         attendance to stockholders.  "Street
                                         name" holders wishing to attend need to
                                         bring to the Annual Meeting a copy of a
                                         brokerage statement reflecting stock
                                         ownership as of February 26, 2001.


Signature of Stockholder__________________________  Date  ______________ ,2001
   NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

                          PLEASE FOLD AND DETACH HERE